Exhibit 99.1

Telesis Bio Reports Second Quarter 2023 Financial Results

-- Total revenue of $8.7M in 2QFY23 - increased by 53% year over year

SAN DIEGO, August 10, 2023 (GLOBE NEWSWIRE) -- Telesis Bio Inc. (NASDAQ: TBIO), a leader in automated multi-omic and synthetic biology solutions, today reported financial results for the second quarter of 2023.

“We achieved important milestones this quarter toward our path to profitability by delivering revenue growth again while expanding gross margins and reducing operating expenses. In addition, we raised capital during the quarter to provide us with additional operating runway,” said Todd R. Nelson, PhD, CEO, and founder of Telesis Bio.

Highlights

Strengthened balance sheet and board of directors:

▪
Closed a financing that brought in $28 million with the possibility of obtaining an additional $46.2 million if investors cash-exercise their warrants.
▪
Appointed Paul Meister, former Chairman of ThermoFisher Scientific and a partner at Novalis LifeSciences LLC, to the Company’s board of directors.

Successful on-time launch of three BioXp® kits:

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BioXp® Select DNA Cloning Kit enables on-demand and automated assembly of DNA fragments via Gibson assembly® or Golden Gate assembly cloning methods beginning from the customer’s linear DNA to streamline and accelerate discovery workflows in mRNA therapeutics, vaccines, and precision medicine.
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BioXp NGS Library Prep kit for Plasmid Sequencing provides scientists on-demand and automated library preparation of plasmid DNA for use in next-generation sequencing applications. For customers who manufacture plasmid DNA for vaccine, gene therapy, or other R&D applications, it is critical to confirm the quality of the end product through DNA sequencing, but the commonly employed sample preparation methods are time consuming and labor intensive.
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BioXp De novo DNA Cloning Kit for assembly and cloning of long DNA builds. This kit expands the total length of insert that can be cloned on the instrument and introduces higher throughput 48, 72, and 96 reactions per run for these longer inserts.

Delivered operational milestones, including:

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Successfully achieved collaboration milestones and advanced our SOLA technology platform.
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Vertical integration of manufacturing to produce oligos in-house with a commitment to substantially offset our existing external supply by the end of 2023.
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Finalized operations necessary to enable in-house manufacturing of our BioXp system in the third quarter.

The company’s expectation is that these insourcing efforts will be substantially completed by year-end and that full financial benefit will be realized in 2024.

Second Quarter 2023 Financial Results

Revenue was $8.7 million for the second quarter 2023, a 53% increase from $5.7 million for the same period in the prior year. This growth was primarily driven by achievement of another collaboration milestone and sales of BioXp systems.

Gross margins were 65.8% for the second quarter compared to 48% for the same period in the prior year, driven by the completion of a milestone under our agreement with Pfizer and reflecting a positive mix shift in revenue from recently launched products within our growing portfolio.

Operating expenses were approximately $13.7 million for the second quarter 2023 compared to $17.2 million for the same period in the prior year. This decrease is primarily a result of ongoing cost-cutting decisions including a reduction in force during the quarter to focus the team on our most profitable and near-term opportunities. This is the fourth consecutive quarter the company has successfully reduced or maintained its operating expenses while growing revenue on a year-over-year basis.

Net loss was $8.3 million for the second quarter 2023, compared to a loss of $14.8 million in the same period in the prior year. Net loss per share was $0.28 for the second quarter of 2023, compared to $0.50 for the corresponding prior year period.

Cash, cash equivalents, and investments were $47.5 million as of June 30, 2023.

Webcast and Conference Call Information

Company management will host a conference call today, Thursday, August 10, 2023, at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time to discuss the financial results and other recent corporate highlights.

The press release and live audio webcast can be accessed via the Investor section of Telesis Bio’s website at ir.telesisbio.com and the conference call can be accessed live by pre-registering here: https://register.vevent.com/register/BI5027491b111b49a6a5d05999b6cf5bb6. Please log in approximately 5-10 minutes before the event to ensure a timely connection. The archived webcast will remain available for replay on our website for 30 days.

About Telesis Bio

Telesis Bio is empowering scientists with the ability to create novel, synthetic biology-enabled solutions for many of humanity’s greatest challenges. As inventors of the industry-standard Gibson Assembly® method and the first commercial automated benchtop DNA and mRNA synthesis system, Telesis Bio is enabling rapid, accurate and reproducible writing of DNA and mRNA for numerous downstream markets. The award-winning BioXp® system consolidates, automates, and optimizes the entire synthesis, cloning and amplification workflow. As a result, it delivers virtually error-free synthesis of DNA and RNA at scale within days and hours instead of weeks or months. Scientists around the world are using the technology in their own laboratories to accelerate the design-build-test paradigm for novel, high-value products for precision medicine, biologics drug discovery, vaccine and therapeutic development, genome editing, and cell and gene therapy. Telesis Bio is a public company based in San Diego. For more information, visit www.telesisbio.com.

Telesis Bio, the Telesis Bio logo, Gibson Assembly, and BioXp are trademarks of Telesis Bio Inc.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained herein are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements and guidance regarding Telesis Bio’s future financial performance as well as statements regarding the future release and success of new and existing products and services. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled Risk Factors and elsewhere in our Quarterly Report on Form 10-Q, which was filed with the SEC on May 12, 2023. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Telesis Bio disclaims any obligation to update these forward-looking statements.

Contact:

Jen Carroll

Vice President of Investor Relations

jen.carroll@telesisbio.com

Telesis Bio Inc.

Selected Statements of Operations Financial Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue:
Product sales	$2,670	$2,337	$5,671	$4,760
Service revenue	1,713	1,755	3,387	3,460
Collaboration revenue	3,462	962	4,424	1,924
Royalties and other revenue	807	601	1,486	1,147
Total revenue	8,652	5,655	14,968	11,291
Cost of revenue	2,959	2,943	5,764	5,801
Gross Profit	5,693	2,712	9,204	5,490
Operating expenses:
Research and development	4,587	6,950	9,708	13,255
Sales and marketing	3,360	4,688	7,167	8,225
General and administrative	5,712	5,561	11,266	11,360
Total operating expenses	13,659	17,199	28,141	32,840
Loss from operations	(7,966)	(14,487)	(18,937)	(27,350)
Interest expense, net	(333)	(299)	(582)	(635)
Change in fair value of derivative liabilities	19	(27)	159	(4)
Other expense, net	(3)	(12)	(39)	(24)
Provision for income taxes	(4)	(6)	(7)	(12)
Net loss	$(8,287)	$(14,831)	$(19,406)	$(28,025)
Less: redeemable convertible preferred stock dividends	(153)	—	(153)	—
Net loss attributable to common stockholders	$(8,440)	$(14,831)	$(19,559)	$(28,025)
Net loss per share, basic and diluted	$(0.28)	$(0.50)	$(0.66)	$(0.95)
Weighted average common stock outstanding—basic and diluted	29,774,275	29,435,838	29,718,948	29,383,870

Telesis Bio Inc.

Selected Balance Sheet Financial Data

(in thousands)

(unaudited)

	June 30,	December 31,
	2023	2022
Balance Sheet Data:
Cash, restricted cash, cash equivalents and short-term investments	$47,530	$43,753
Working capital	51,157	41,594
Total assets	114,526	81,362
Total liabilities	58,457	34,797
Redeemable convertible preferred stock	28,153	—
Accumulated deficit	(133,147)	(113,741)
Total stockholders’ equity	27,916	46,565